Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

BIODESIX, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Biodesix, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Corporation’s Restated Certificate of Incorporation, as amended, and the Corporation’s Amended and Restated Bylaws, the Board adopted the following resolutions respecting the Corporation’s Series A Non-Voting Convertible Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, effective April 3, 2024, the Board authorized the issuance of a series of 760,857 shares of Series A Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”); and

WHEREAS, the Board deems it advisable and in the best interest of the Corporation and its stockholders to eliminate the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock previously filed with the Secretary of State of the State of Delaware with respect to such Series A Preferred Stock (the “Certificate of Designation”);

RESOLVED FURTHER, that each of the officers of the Corporation be, and each of them individually hereby is, authorized and directed to take any and all actions as such officers deem necessary and appropriate to eliminate such Series A Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware; and

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Restated Certificate of Incorporation of the Corporation, as amended, all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock, and all of the shares that were designated as Series A Preferred Stock shall be returned to the status of preferred shares of the Corporation, without designation as to series.

2.	This Certificate of Elimination shall be effective as of September 12, 2025 (the “Effective Date”).

3.

In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock, previously filed with the Secretary of State of the State of Delaware on April 8, 2024, are hereby eliminated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 12th day of September, 2025.

BIODESIX, INC.

/s/ Robin Harper Cowie
Robin Harper Cowie
Chief Financial Officer